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                     October 16, 2023

       Handong Cheng
       Chief Executive Officer
       ZW Data Action Technologies Inc.
       Room 1811, Xinghuo Keji Plaza, No. 2 Fufeng Road
       Fengtai District, Beijing, PRC

                                                        Re: ZW Data Action
Technologies Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-34647

       Dear Handong Cheng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Vivien Bai